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                                                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION            -----------------------
             FORM 5                                            Washington, DC 20549                          -----------------------

-------------------------------                 ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP          -----------------------
 |_| Check box if no longer                                                                                  -----------------------
     subject to Section 16. Form
     4 or Form 5 obligations may   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   -----------------------
     continue. See Instruction        Section 17(a) of the Public Utility Holding Company Act of 1935
     1(b)                                 or Section 30(f) of the Investment Company Act of 1940

 |_| Form 3 Holdings Reported
 |_| Form 4 Transactions Reported

-------------------------------    --------------------------------------------------    ------------------------------------------
1. Name and Address of             2.  Issuer Name and Ticker                            6.  Relationship of Reporting Person(s) to
   Reporting Person*                   or Trading Symbol                                     Issuer
                                                                                                  (Check all applicable)
   Stillwell     Dennis            Global Network, Inc. (OTCBB: GNNU)
-------------------------------    --------------------------------------------------      x   Director              10% Owner
 (Last)    (First)     (Middle)    3.  I.R.S.               4.   Statement for           -----                  -----
                                       Identification            Month/Year                x   Officer (give         Other (specify
575 Madison Avenue                     Number of Reporting       04/02                   -----          title   -----       below)
10th Floor                             Person, if an                                                    below)
                                       entity (Voluntary)                                           Chief Information Officer
-------------------------------                             -------------------------    ------------------------------------------
          (Street)                                          5.  If Amendment, Date of    7.  Individual or Joint/Group Reporting
                                                                Original (Month/Year)        (check applicable line)
New York  NY       10022
-------------------------------    --------------------------------------------------      x   Form Filed by One Reporting Person
(City)     (State)       (Zip)                                                           -----

                                                                                               Form Filed by More than One
                                                                                         ----- Reporting Person
-------------------------------    --------------------------------------------------    ------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                        Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Transaction   3. Transaction  4. Securities Acquired (A) or  5. Amount of    6. Ownership     7. Nature of
   (Instr. 3)            Date             Code            Disposed of (D)                Securities      Form:            Indirect
                                                                                         Beneficially    Direct (D)       Beneficial
                         (Month/          (Instr. 8)      (Instr. 3, 4 and 5)            Owned at End    or Indirect      Ownership
                         Day/ Year)                                                      of Issuer's     (I)
                                                                                         Fiscal Year

                                                                                         (Instr. 3       (Instr. 4)       (Instr. 4)
                                                                                          and 4)
--------------------- ---------------- --------------- ----------- -------- --------- --------------- ---------------- ------------
                                                         Amount    (A) or    Price
                                                                   (D)
--------------------- ---------------- --------------- ----------- -------- --------- --------------- ---------------- ------------
Common Stock              8/30/99           A3           900,000      A      $.001       1,000,000          0
--------------------- ---------------- --------------- ----------- -------- --------- --------------- ---------------- ------------
Common Stock              1/10/01           A4           100,000      A      $1.31       1,000,000          0
--------------------- ---------------- --------------- ----------- -------- --------- --------------- ---------------- ------------

--------------------- ---------------- --------------- ----------- -------- --------- --------------- ---------------- ------------

--------------------- ---------------- --------------- ----------- -------- --------- --------------- ---------------- ------------

--------------------- ---------------- --------------- ----------- -------- --------- --------------- ---------------- ------------

--------------------- ---------------- --------------- ----------- -------- --------- --------------- ---------------- ------------

--------------------- ---------------- --------------- ----------- -------- --------- --------------- ---------------- ------------

* If the form is filed by more than one reporting person, see instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                          (Print or Type Responses)
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FORM 5 (continued)             Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                          (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of  2. Conver-  3. Trans-  4. Trans-  5. Number   6. Date      7. Title   8. Price    9. Number   10. Ownership 11. Nature
   Deri-        sion or     action     action     of Deri-    Exercis-     and        of Deri-    of Deri-     of            of In-
   vative       Exer        Date       Code       vative      able and     Amount     vative      vative       Deri-         direct
   Security     -cise       (Month/               Secur-      Expir-       of         Secur-      Secur        vative        Bene
                Price       Day/       (Instr.    ities       ation        Under-     ity         -ities       Security:     -ficial
   (Instr.      of          Year)       8)        Acquired    Date         lying                  Bene-        Direct        Owner-
    3)          Deri                              (A) or      (Month/      Secur-     (Instr.     fici-        (D) or        ship
                -vative                           Disposed    Day/Year)    ities       5)         ally         Indirect
                Secur-                            of (D)                                          Owned at     (I)           (Instr.
                ity                                                        (Instr.                End of                      4)
                                                 (Instr.                    3 and                 Year         (Instr.
                                                  3, 4                      4)                                  4)
                                                  and 5)                                          (Instr.
                                                                                                   4)
------------ ----------  ---------- ---------- ----------- ----------- ---- ------ ----------- ----------- ------------- -----------
                                                           Date  Ex-        Amount
                                                           Exer- pira- Tit-   or
                                                           cis-  tion  le   Number
                                               ----- ----- able  Date         of
                                                (A)   (D)                   Shares
------------ ----------  ---------- ---------- ----------- ----------- ---- ------ ----------- ----------- ------------- -----------

------------ ----------  ---------- ---------- ----------- ----------- ---- ------ ----------- ----------- ------------- -----------

------------ ----------  ---------- ---------- ----------- ----------- ---- ------ ----------- ----------- ------------- -----------

------------ ----------  ---------- ---------- ----------- ----------- ---- ------ ----------- ----------- ------------- -----------
Explanation of Responses:


 ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ Dennis Stillwell       04/04/02
                                                                                              ------------------------     --------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                     **Signature of Reporting       Date
                                                                                                Person
   Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.
                                                                                                                             Page 2
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